(MKS LOGO)

EXHIBIT 99.1

For Immediate Release

MKS Instruments Reprices Term Loan and makes a Voluntary
$50 million Repayment of Principal

Andover, Mass., June 9, 2016 – MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, announced today the successful repricing of its existing secured term loan. The lenders have agreed to an amendment which results in a reduction of the interest rate spread on the term loan by 50 basis points from LIBOR plus 4.00% to LIBOR plus 3.50% with a 0.75% floor on LIBOR.

In addition, the Company repaid $50 million in principal on the term loan reducing the outstanding principal amount to $730 million.

The proceeds of the term loan were used to fund MKS’ acquisition of Newport Corporation which closed on April 29, 2016. The term loan is rated BB by S&P and Ba2 by Moody’s.

“We are very pleased that we were able to quickly capitalize on improving market conditions coupled with strong lender demand to reprice our term loan and reduce our ongoing interest expense. At the same time, by implementing post-transaction tax-planning opportunities, we repatriated $50 million with minimal tax from our international operations and utilized these funds to reduce our principal outstanding to $730 million. This demonstrates our commitment to deleveraging our balance sheet and minimizing our cost of capital,” said Seth H. Bagshaw, Chief Financial Officer.

Barclays and Deutsche Bank acted as joint arrangers for the term loan repricing and amendment.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor, and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, vacuum technology, photonics, lasers, optics and motion control. Our primary served markets include semiconductor capital equipment, industrial manufacturing, environmental, medical, life sciences and scientific research.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are made under the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements are estimates which involve risks and uncertainties. Actual results may vary significantly from those stated in the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are significant fluctuations in capital spending in our key served markets, the impact of pending or future litigation, the challenges, risks and costs involved with integrating MKS with its recently acquired companies, our ability to meet our obligations under our repriced term loan, changes in interest rates and the other factors described in MKS’ Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC and in Newport’s Annual Report on Form 10-K for the year ended January 3, 2016 filed with the SEC. MKS disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

###

Company Contact: Seth H. Bagshaw
Vice President, Chief Financial Officer and Treasurer
Telephone: 978.645.5578

Investor Relations Contact: Monica Gould
The Blueshirt Group
Telephone: 212.871.3927
Email: monica@blueshirtgroup.com